Exhibit 99.1

P&F REPURCHASES SHARES OF COMMON STOCK

MELVILLE, N.Y., October 15, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) today announced that effective October 14, 2014, it repurchased 208,325 shares of its common stock from Timothy J. Stabosz in a privately negotiated transaction pursuant to a purchase agreement at $7.60 per share for a total purchase price of $1,583,270.

Richard Horowitz, Chairman and Chief Executive Officer of the Company, commented, "This transaction enables us to make attractive use of our capital to acquire a meaningful block of Company common stock at a favorable price. The repurchase should be accretive to earnings per share."

Pursuant to the purchase agreement, Mr. Stabosz will be bound by a three-year standstill provision.

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com